Exhibit 99.1

FOR IMMEDIATE RELEASE
MAY 30, 2007

CHAMPION REPORTS 2ND BEST Q2 and SIX MONTH RESULTS IN COMPANY HISTORY, RECORD YEAR TO DATE CORE EARNINGS AND DIVIDEND

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced earnings for the second quarter of 2007 of $1,390,000 or $0.14 per share compared to record earnings of $1,578,000 or $0.16 per share for the same period in 2006. The second quarter of 2007 trailed only the same period in the prior year in terms of top performance for the Company and exceeded the first quarter results of 2007 on a sequential basis. The quarter represented strong earnings enhanced by expense reductions, partially offset by sluggish sales primarily in the commercial print segment and a sales reduction in contract furniture which is expected to improve by the fourth quarter of 2007.

Net income for the six months ended April 30, 2007 represented our second best earnings and record core earnings for the first six months in Company history of $2,658,000 or $0.27 per share in basic earnings per share and $0.26 per share on a diluted basis. This compares to $2,724,000 or $0.28 per share for the same period in 2006 and core net income of $2,548,000 or $0.26 per share. Core net income does not include Hurricane Katrina-related insurance recoveries, net of expenses. The Company’s balance sheet reflected working capital of $27.2 million, book value per share of $4.65 and total shareholder’s equity of $46.4 million at April 30, 2007.

➢	Record Core net income for six months ended April 30, 2007.
➢	2nd Best Q2 and Six months in Company’s history for the periods ended April 30, 2007.
➢	57th consecutive quarterly dividend since IPO in January 1993.

The Board of Directors previously announced on May 23, 2007, the declaration of the Company’s quarterly dividend of six cents per share. The cash dividend will be paid on June 18, 2007, to shareholders of record on June 8, 2007.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal second quarter yielded another strong earnings report for our Company. Although our sales declined from the previous year, we were able to record one of our best second quarters from an earnings perspective, indicating improved flexibility and elasticity in our operating model. Our favorable second quarter comes on the heels of our best first quarter in the Company’s history, reported earlier this year. In five of the last six quarters we have recorded either record results or the second best results in Company history for each of the respective quarters. The sales decline in the print segment appears to have been spread throughout several of our commercial plants that primarily operate in the sheetfed arena. In our office products and office furniture segment, our lower sales were due to a decline in contract furniture sales. This was partially offset with an increase in office supply sales during the quarter. We would expect an improvement in office furniture sales by the end of the year based on expected completion dates of known projects. Therefore, our operating model appears to have outstanding cashflow attributes in both a rising and declining sales environment. This is further enhanced by the knowledge that the Company has made substantial upgrades to the majority of its facilities and equipment over the last several years, including new or improved facilities, several new presses at various plants, substantial technology upgrades, including a new prepress infrastructure and investments in finishing equipment. There remains one large expenditure upgrade which should occur during the third quarter of 2007 with a $1,850,000 press going on line at one of the Company’s sheetfed plants. This should put us in a position to support our current customer base at optimal efficiency and allow substantial opportunities to support growth initiatives being pursued by the Company.”

Revenues for the three months ended April 30, 2007 were $33.8 million compared to $37.4 million in the same period in 2006. This change represented a decrease in revenues of $3.6 million or 9.6%. Revenues for the six months ended April 30, 2007 decreased to $68.8 million from $73.7 million in 2006. This change represented a decrease in revenues of $5.0 million or 6.7%. The printing segment experienced a sales decrease of $2.8 million or 5.3% while the office products and office furniture segment experienced a decrease of $2.1 million or 10.7%. Toney K. Adkins, President and Chief Operating Officer, noted, “Our operating income on a core basis after adjusting for the impact of Hurricane Katrina in 2006 reflects 2007 year to date operating income of $4,643,000 compared to 2006 year to date operating income of $4,668,000. It can be seen that even with the sales drop we experienced, there was essentially no year to date impact on the bottom line. We continue to evaluate our operations and infrastructure and feel we can continue to streamline operations and achieve additional cost savings. Our plants’ efficiency has been improved through a continual program of reinvesting into our operations and infrastructure. We have begun to diligently add revenue opportunities, specifically in the print on demand and postal optimization areas which have both strong profitability margins but also bring a recurring revenue attribute to our Company and support core operations.”

Mr. Reynolds concluded, “I continue to be encouraged by the numerous opportunities available to our Company. I believe we are in a strong position to compete in the marketplace. It is exciting to have the infrastructure, production capabilities, critical mass and employee base to achieve outstanding results. In the first quarter report I indicated that we continue to receive and evaluate many acquisition opportunities but will maintain a disciplined acquisition strategy and will not do a deal unless it meets all of our internal investment criteria. Nevertheless, based on our efforts at streamlining our existing infrastructure we feel we are uniquely positioned to successfully integrate and monetize the right acquisition. We certainly feel this remains the case and since the first quarter we have evaluated, including preliminary due diligence, site visits, etc. three separate opportunities. We have been offered to evaluate several other opportunities, some of which we may review, and others of which we have declined to review. The point is that there appear to be numerous acquisition opportunities available to the Company. However, we intend to proceed according to our plan. To this end we will continue to operate, as indicated in the first quarter, of not doing a deal unless it meets all of our internal investment criteria. The path to the top of the mountain is not a straight line but a gradual progression to the summit with stops, starts, twists and turns; we are navigating this ascent.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2007	2006	2007	2006
Printing	$25,295,000	$27,842,000	$51,158,000	$54,007,000
Office products & office furniture	8,519,000	9,579,000	17,595,000	19,705,000
Total revenues	$33,814,000	$37,421,000	$68,753,000	$73,712,000

Net income	$1,390,000	$1,578,000	$2,658,000	$2,724,000
Core net income	$1,390,000	$1,552,000	$2,658,000	$2,548,000
Per share data:
Net income
Basic	$0.14	$0.16	$0.27	$0.28
Diluted	$0.14	$0.16	$0.26	$0.28
Core basic	$0.14	$0.16	$0.27	$0.26
Core diluted	$0.14	$0.16	$0.26	$0.26
Weighted average shares outstanding:
Basic	9,962,000	9,746,000	9,950,000	9,746,000
Diluted	10,133,000	9,947,000	10,121,000	9,889,000

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

	Three Months	Ended April 30,	Six Months	Ended April, 30,
	2007	2006	2007	2006
Net income	$1,390,000	$1,578,000	$2,658,000	$2,724,000
Insurance recoveries, net of expenses		26,000		176,000
Core net income	$1,390,000	$1,552,000	$2,658,000	$2,548,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492